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                                                                   Exhibit p(ii)

               LASALLE INVESTMENT MANAGEMENT (SECURITIES), L.P.

                                 CODE OF ETHICS

I.  Introduction

The following policies and procedures (collectively, the "Procedures") have been adopted by LaSalle Investment Management (Securities), L.P. ("LaSalle") with respect to securities trading by LaSalle "Access Persons" described below. The Chairman of LaSalle's general partner shall appoint a Securities Trading Committee (the "Committee") which shall have the responsibility for interpreting these Procedures and for determining whether a violation of these Procedures has occurred. The Committee shall follow the procedures set forth in Section V of this Code; and, in the event it determines that a violation has occurred, the Committee shall take such action as it deems appropriate. In addition, the Chariman of LaSalle's general partner shall appoint a Senior Compliance Oficer, and any questions regarding these Procedures should be referred to the Senior Compliance Officer. A listing of Committee members is set forth in Exhibit A.

II.  Definitions

For purposes of these Procedures, the following terms shall have the meanings set forth below:

A.   "Beneficial Ownership" means:

     1. the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

     2.   the power to vest ownership in oneself at once or at some future time.

     Generally a person will be regarded as having a direct or indirect beneficial ownership interest in securities held in the name of himself, his spouse, minor children who live with him, and any other relative (parents, adult children, brothers, sisters, etc.) whose investments he directs or controls, whether the person lives with him or not. Exhibit B to these Procedures provides a more complete description of beneficial ownership as well as examples of beneficial ownership.

B. "Access Person" means any officer, director, employee or general partner of LaSalle who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made, or who, in connection with his or her duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations; and any of the following persons who obtain information concerning securities recommendations being made by such investment adviser prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to the investment adviser; (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.
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C.   "Restricted Security" means any Security issued by an issuer whose primary business is investments in real estate; provided, however, the following Securities will not be Restricted Securities even if they are issued by, or represent indirect investments in securities of, issuers whose primary business in investments in real estate:

     (i)   Securities issued or guaranteed by the U.S. Government;

     (ii) Money Market instruments, such as banker's acceptances, certificates of deposit or repurchase agreements;

     (iii) Securities issued by an open-end investment company;

     (iv)  Securities issued by Jones Lang LaSalle Incorporated;

     (v)   Options on a foreign currency; or

     (vi) Securities acquired upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights are acquired from such issuer, and sales of such rights so acquired.

D. "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

III.  Prohibitions

The Committee has determined that the following courses of conduct are prohibited.

A.   Transactions in Restricted Securities.

     1. No employee of LaSalle, including those employees who have not been deemed Access Persons, may personally acquire a Beneficial Ownership in a Restricted Security.

     2. No employee of LaSalle, including those employees who have not been deemed Access Persons, shall cause or attempt to cause or participate in the decision to cause client accounts to acquire or dispose of any Security (including any option, warrant or other right or interest relating to such Security) of a company with respect to which such Access Person has obtained material, inside information.

B.   Boards of Directors

No Access Person shall serve as a director of another company which issues Restricted Securities. Notwithstanding the foregoing, if an Access Person is a director of a company which
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issues Restricted Securities as of the date these Procedures are adopted or is the director of a company which becomes the issuer of Restricted Securities after such Access Person has already become a director of such company, such Access Personmay continue to serve as such director as long as such Access Person resigns as such director as soon as reasonably possible; provided, however, such Access Person shall not participate in any discussions within LaSalle regarding that company as long as such such Access Person continues to serve as a director of that company.

C. Purchase of New Issues During the Initial Public Offering or in a Limited Offering

No Access Person may purchase, or cause a member of his or her "immediate family" to purchase, (i) a new issue of securities (other than securities issued by investment companies) during the initial public offering thereof or (ii) securities that are issued in a private placement, i.e., pursuant to an exemption from registration under Sections 4(2) or 4(6) or Rules 504, 505 or 506 under the Securities Act of 1933. This prohibition may be waived by the Senior Compliance Officer in response to a written request, provided that applicable regulatory requirements are met. For this purpose, "immediate family" includes parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children. In addition, such term includes any other person who is supported to a material extent by the Employee.

IV.  Personal Securities Trading

A.   Holdings Reports

Within 10 days of becoming an Access Person, each Access Person shall supply the Senior Compliance Officer with an Initial Holdings Report identifying all active brokerage accounts in which the Access Person has a beneficial ownership interest (e.g., brokerage accounts in the name of the Access Person, his or her spouse and minor children, adults living in his or her household and in the name of trusts for which the Access Person is a trustee or in which the Access Person has a beneficial ownership interest). Additionally, the Initial Holdings Report must contain the title, number of shares and principal amount of each Security as of the date the person became an Access Person and the date the report was submitted. The required format for the Initial Holdings Report is set forth in Exhibit C.

B.   Annual Holdings Reports

Within 30 days of each calendar year-end, each Access Person shall supply the Senior Compliance Officer with an Annual Holdings Report identifying all active brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest. Such report shall contain the title, number of shares and principal amount of each Security in which the access person had a direct or indirect beneficial ownership interest and the date the report was submitted. The required format for the Annual Holdings Report is set forth in Exhibit C.

C.   Quarterly Transaction Reports

Each Access Person shall request each broker-dealer identified on the Access Person's Annual Holdings Report to provide the Senior Compliance Officer with duplicate confirmations for all
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transactions in Securities in the Access Person's account. Each Access Person is required to update his or her list and to provide an updated list to the Senior Compliance Officer at the time the Employee opens any new brokerage account with respect to which he or she has a beneficial ownership interest.

In cases where it is not possible for the Access Person's broker to provide duplicate confirmations to the Senior Compliance Officer for the Access Persons' transactions in Securities, the Access Person is required to furnish a Quarterly Transaction Report, in the form of Exhibit D attached hereto, to the Senior Compliance Officer, no later than 10 days after the end of each calendar quarter. The transaction report shall state whether the transaction was a purchase or sale and shall include the name of the Security, the date of the transaction, quantity, price, the name of the broker-dealer through which the transaction was effected and the date the report was submitted.


V.   Administrative Procedures

A.   Distribution of these Procedures

The Senior Compliance Officer shall maintain a list of those persons who are deemed Access Persons and shall periodically remind the Access Persons that they are subject to the terms of these Procedures. Each new Access Person shall be given a copy of these Procedures. Promptly thereafter, each such Access Person shall file a statement, in the form of Exhibit E attached hereto, with the Senior Compliance Officer indicating that he or she has read and understands these Procedures and agrees to be bound by them. On an annual basis, the Senior Compliance Officer shall send a notice to all Access Persons reminding them of their obligations to comply with these Procedures.

B.   Record keeping Responsibilities

The Senior Compliance Officer shall be responsible for maintaining custody of the following records in an easily accessible place for a period of five years:

     . A copy of each Code of Ethics for the organization that is currently in effect, or at any time within the past five years was in effect;

     . A copy of each report and duplicate confirmation supplied to the Senior Compliance Officer pursuant to the requirements of Section IV of these Procedures;

     . A record of all persons, currently or within the past five years, who are or were deemed Access Persons;

     . A record of all persons, currently or within the past five years, who are or were responsible for reviewing the reports required under Section IV of these Procedures;

     . A written record of each violation of these Procedures and a written record of any action taken as a result of each such violation;
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     .  A record of any decision and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities under Section
        III. C of this Code; and

     .  All employee statements referred to in Section V.A. of these Procedures.


C.   Monitoring of Securities Transactions of Employees

The Holdings Reports, duplicate confirmations and transaction reports supplied to the Senior Compliance Officer pursuant to Section IV of these Procedures shall be reviewed by the Senior Compliance Officer in order to monitor compliance with these Procedures.